UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2011
PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-7797 (Commission File Number)	52-0551284 (IRS Employer Identification No.)
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)
(856) 917-1744
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 24, 2011, PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH Corporation (the “Company”), entered into a Third Amended and Restated Master Repurchase Agreement (the “Third Amended Repurchase Agreement”), among PHH Mortgage, as seller, and The Royal Bank of Scotland plc (“RBS”), as buyer. The Third Amended Repurchase Agreement amends and restates the Second Amended and Restated Master Repurchase Agreement, effective as of June 25, 2010, by and between PHH Mortgage and RBS. The Third Amended Repurchase Agreement provides for $700 million of mortgage warehouse financing capacity, $500 million of which is committed capacity and $200 million of which is uncommitted capacity (the “Mortgage Facility”). Subject to compliance with the terms of the Third Amended Repurchase Agreement, the Mortgage Facility will expire on June 22, 2012.
The Third Amended Repurchase Agreement contains various financial and non-financial covenants, including a covenant requiring the Company to maintain consolidated net worth of not less than $1 billion measured as of the last day of each fiscal quarter, a covenant requiring the Company to maintain a ratio of indebtedness to tangible net worth of not greater than 6.5 to 1, and a covenant requiring PHH Mortgage to maintain at least $1.0 billion of committed capacity under mortgage warehouse or gestation facilities exclusive of the Mortgage Facility, provided that no more than $500 million of such capacity is in respect of facilities that are exclusively gestation facilities.
The foregoing description of the Third Amended Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

10.1	Third Amended and Restated Master Repurchase Agreement, dated as of June 24, 2011, by and between PHH Mortgage Corporation and The Royal Bank of Scotland plc

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH Corporation
By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel & Secretary

Dated: June 30, 2011